FOR IMMEDIATE RELEASE

THE STANLEY WORKS ANNOUNCES SALE OF HOME DÉCOR UNIT AND FINANCING PARTNERSHIP WITH HOUSEHOLD BANK

New Britain, Connecticut, October 18, 2004 ... The Stanley Works (NYSE: SWK) announced today that it has entered into a definitive agreement to sell its Home Décor business to Wellspring Capital Management LLC, a New York-based private equity investment firm. Home Décor is headquartered in Charlotte, NC with principal operations in Tupelo, Mississippi. Goldman Sachs & Co. advised the company on this transaction.

This business unit supplies mirrored closet doors, closet organization products and wall décor products primarily though large retailers in North America and Europe. The transaction is expected to close in the fourth quarter of 2004. Transaction conditions include the purchaser’s financing, customary clearances and consents from third parties and regulators, and finalization of customary documentation to permit the sales of the business’ assets in France, Italy and other non-U.S. jurisdictions.

Annual sales of the Home Décor business are approximately $150 million. The business unit is an element of the company’s Consumer Products segment. Combined after-tax net proceeds from the transaction are expected to approximate $65 million, which the company expects to use primarily for debt repayment in the short-term. A net after-tax gain of approximately $30 million, or 35¢ per fully diluted share, will be realized upon completion of the transaction.

In addition, the company announced that its Mac Tools division and Household Bank (SB), N.A., a subsidiary of HSBC North America Holdings, Inc. (“HSBC”) America have begun implementing a new financing program whereby HSBC will provide revolving credit to Mac Tools distributors’ end customers for product purchases. This new program will lower the company’s risk and working capital requirements, while providing Mac Tools’ end customers with increased credit levels and financing flexibility.

In connection with this transaction, existing accounts receivable related to the company’s Mac Advantage financing program were sold to HSBC in September. Of the $47 million total proceeds, approximately $35 million were used to reduce amounts outstanding under the company’s receivables securitization facility, removing that amount of off-balance sheet liability on the company’s part. The remaining $12 million was applied to reduction of outstanding debt. The effect of this transaction on third quarter 2004 operating cash flow is a positive $12 million.

John F. Lundgren, Chairman and Chief Executive Officer, commented: “Today we have announced two important steps toward the pursuit of our strategic objectives of redeploying capital toward expansion of the Tools and Security Solutions businesses which provide higher than average growth and returns. While The Home Décor business unit does not fit our long-term strategy we are grateful to the employees for their dedication and service over the years and wish them continued success under their new ownership. We are also delighted to join forces with HSBC to provide a flexible and attractive financing vehicle for our Mac Tools customers. Both transactions provide important sources of cash for use toward achieving our deleveraging objectives this year and for capitalizing on further acquisition opportunities over the long term”.

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

Wellspring Capital Management, LLC is a New York-based private equity firm that manages over $1 billion in equity capital. The firm is focused on acquiring companies where it can realize substantial value by contributing management expertise, innovative operating and financing strategies and capital. For additional information, please visit www.wellspring.com.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release issued by the company today, including but not limited to those regarding (a) the expected completion of the sale of its home decor business to Wellspring Capital Management LLC in the fourth quarter; (b) the expected generation of after-tax net proceeds of approximately $65 million and net after-tax gain of approximately $30 million or 35 cents per fully diluted share; (c) the anticipated use of such funds for the repayment of debt; (d) the implementation of an overhead cost reduction program; (e) its ability to offset the lost earnings contribution from the home décor business; (f) the ability of the new HSBC financing program to lower the company’s risk and working capital requirements and provide Mac Tools’ end customers with increased credit levels and financing flexibility; (g) its ability to redeploy capital toward expansion of the Tools and Security Solutions businesses; and (h) its ability to achieve its deleveraging objectives this year and capitalize on further acquisition opportunities over the long term are forward looking statements, are based on current expectations and involve inherent risks and uncertainties, including but not limited to (i) the satisfaction or waiver of the remaining contingencies under the Acquisition Agreement dated as of October 15, 2004 between the company and Wellspring Capital Management LLC, including but not limited to purchaser financing, customary clearances and consents from third parties and regulators and the finalization of customary documentation to permit the sales of the business’ assets in France, Italy and other non-U.S. jurisdictions and (ii) the completion of final accounting of the transaction, that could delay, divert or change expected outcomes or results.

The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.